                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                      Advanced Systems International, Inc.
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                              (Name of Issuer)

                                     Common
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                       (Title of Class of Securities)

                                  00757P 10 9
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                                 (CUSIP Number)

                               December 31, 1999
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  00757 P 10 9               13G                 PAGE ___  OF ___ PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Alexander D. Henry
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        CN
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    Number of
                           5       Sole Voting Power

      Shares                       74,499
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   627,900
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        74,499
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    627,900
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        702,399
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 10 Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ] (See Instructions)


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 11     Percent of Class Represented by Amount in Row (11)

        6.0
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 12     Type of Reporting Person (See Instructions)

        IN
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ITEM 1.

     (a) Name of Issuer
         Advanced Systems International, Inc.

     (b) Address of Issuer's Principal Executive Offices
         25300 Telegraph Rd Ste 455
         Southfield, MI 48034

ITEM 2.

     (a) Name of Person Filing
         Alexander D. Henry

     (b) Address of Principal Business Office or, if none, Residence 533 Davenport Rd
         Toronto, ON Canada

     (c) Citizenship
         CN

     (d) Title of Class of Securities
         Common

     (e) CUSIP Number
         00757P 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

     (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) / / An investment adviser in accordance with ss.
             240.13d-1(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G);

     (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);






                               Page 4 of 6 pages

(j)  / /  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(j).


ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  702,399

     (b)  Percent of class:  6.0

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 74,499.

          (ii)  Shared power to vote or to direct the vote 627,900

          (iii) Sole power to dispose or to direct the disposition of 74,499.

          (iv)  Shared power to dispose or to direct the disposition of 627,900.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss. 240.13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     NA

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     NA

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     NA

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     NA

ITEM 10. CERTIFICATION





                               Page 5 of 6 pages

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          2-15-2000
                                                  ----------------------------
                                                              Date
                                                  /s/ Alexander D. Henry
                                                  ----------------------------
                                                            Signature

                                                      Alexander D. Henry
                                                  ----------------------------
                                                            Name/Title



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See I8 U.S.C. 1001)





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